                                                                   EXHIBIT 12(a)


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                    12 Months
                                                     Year Ended December 31,                          Ended
                                   ------------------------------------------------------------     March 31,
                                     1989         1990         1991         1992         1993         1994
                                   --------     --------     --------     --------     --------     ---------

                                               (Thousands of Dollars Except Ratios)

Net Income for the Period          $285,605     $294,219     $321,512     $302,748     $297,160     $291,181
                                   --------     --------     --------     --------     --------     --------
    Add:
Taxes Based on Income               181,793      191,532      218,954      197,009      182,716      185,243
                                   --------     --------     --------     --------     --------     --------
Fixed Charges:
    Interest on Debt                172,288      183,215      163,061      125,798      124,430      122,753
    Amortization of Premium
      and Discount, Less
      Expense, on Debt; and
      Bond Defeasance Cost            4,283        4,369        4,148        9,521        5,170        5,428
    Rentals (See Note)                1,040        1,114        1,171          908        1,314        1,360
                                   --------     --------     --------     --------     --------     --------
            Total Fixed Charges     177,611      188,698      168,380      136,227      130,914      129,541
                                   --------     --------     --------     --------     --------     --------

Earnings Available for Fixed
 Charges                           $645,009     $674,449     $708,846     $635,984     $610,790     $605,965
                                   ========     ========     ========     ========     ========     ========

Ratio of Earnings to Fixed
 Charges                               3.63         3.57         4.21         4.66         4.66         4.67
                                   ========     ========     ========     ========     ========     ========


Note:  Represents the interest factor applicable to rentals.